Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact: Wayne McDougall, CFO Angela Girard MapInfo Corporation 518-285-6000 investor@mapinfo.com	Investor Contact: Timothy Dolan Integrated Corporate Relations 617-217-2230 timothy.dolan@icrinc.com	Media Contact: Carol McGarry/Lauren Arnold Schwartz Communications 781-684-0770 mapinfo@schwartz-pr.com

MapInfo Reports Third Quarter Non-GAAP EPS of $0.17, GAAP EPS of $0.13 on Record Revenues of $43.0 Million

Troy, NY - July 27, 2006 - MapInfo (Nasdaq: MAPS), the leading global provider of location intelligence solutions, today announced financial results for its third quarter of fiscal 2006.

For the quarter ended June 30, 2006, MapInfo reported total revenue of $43.0 million, an increase of 11 percent compared to the prior year period. On an organic basis, excluding acquisitions completed in the third and fourth quarters of fiscal year 2005, worldwide total revenue grew six percent compared to the prior year period.

Mark Cattini, president and chief executive officer of MapInfo, stated "Enterprise organizations are increasingly realizing the significant ROI and business benefits associated with location intelligence solutions, and MapInfo believes it stands out as the clear market leader and innovator. This growing awareness is a key factor in the strong growth we delivered in both the Americas and Asia Pacific regions in the third quarter. In fact, within the Americas region, our U.S. operations grew 15 percent organically against a solid comparison quarter which marked its highest growth rate in over two years."

Cattini concluded, "Our success is being driven by our unique total solutions focus, which combines our software, data and vertical domain expertise into a tightly integrated offering. As evidence, during the quarter, a global reinsurance broker selected MapInfo for a three-year contract, valued at several million dollars based on the strength of our MapInfo® Envinsa™ enterprise platform, global data, services and MicroStrategy integration component. In addition, we were selected for another multi-year, multi-million dollar deal with a UK-based public sector organization, where our Confirm® solution will be integrated with several applications.

The coordination of our functional departments to enable a true total solutions business model has been very effective in the Americas and Asia Pacific, and the strength of our results in these regions is evidence that we have solid execution strategies in place. In Europe, we have recently streamlined our reporting structure and increased our focus in order to replicate these achievements."

For the quarter ended June 30, 2006, MapInfo delivered record non-GAAP operating income, which led to reported non-GAAP net income, which excludes the impact of stock-based compensation expense and unanticipated employee severance costs, of $3.6 million, or $0.17 per share. The net impact of the stock-based compensation expense for the quarter was approximately $0.6 million, or $0.03 per share, and the net impact of the employee severance costs was $0.2 million, or $0.01 per share. As a result, GAAP net income was $2.8 million, or $0.13 per share.

Supplemental schedules, including a reconciliation of GAAP to non-GAAP measures and the allocation of stock-based compensation expense included in net income, are provided at the end of this press release.

MapInfo had cash and investments of $86.1 million at June 30, 2006, an increase of $6.9 million compared to the end of the prior quarter. Deferred revenue was $21.7 million at June 30, 2006, an increase of 10 percent on a year-over-year basis. The company generated $6.7 million in cash from operations during the quarter, and $13.0 million for the first nine months of fiscal 2006.

Guidance

For the fourth fiscal quarter 2006, the company anticipates revenue in the range of $43 million to $45 million and GAAP earnings per share of $0.12 to $0.15. For the full year fiscal 2006, the company anticipates revenue of $165 million to $167 million and GAAP earnings per share in the range of $0.43 to $0.46.

Included in the company's earnings guidance is an estimate for stock-based compensation expense of approximately $0.03 and $0.12 per share for the fourth quarter and fiscal 2006, respectively. In addition, the company's fiscal fourth quarter and fiscal 2006 earnings guidance includes an expense of $0.02 and $0.03 per share, respectively, related to additional severance costs for several employees in the company's European operations. As a result, the company's non-GAAP earnings guidance for the fourth quarter of fiscal 2006 is $0.17 to $0.20 per share, and its full year fiscal 2006 non-GAAP earnings guidance is $0.58 to $0.61 per share.

Non-GAAP Information

The company is presenting non-GAAP net income and earnings per share. These measures are determined by excluding stock-based compensation expense determined under SFAS 123(R) associated with the adoption of SFAS 123(R) and non-recurring severance expenses associated with management changes in our European operations, in addition to the results presented in accordance with generally accepted accounting principles (GAAP) in this press release. Management evaluated the usefulness of the non-GAAP measure in presenting net income and earnings per share for the three and nine months ended June 30, 2006. The company believes that the non-GAAP measures provided, when viewed in addition to and not in lieu of the company's reported GAAP results assist investors in understanding the results of operations on comparative basis, since the prior comparable period did not include stock compensation expense or severance expense. In addition, the company's management uses the non-GAAP measures to conduct and evaluate its business. The economic reason management uses such a measure is that the business is managed geographically. The geographic managers are not responsible for, and cannot control, costs related to stock compensation expense, nor can they anticipate non-recurring items such as severance expenses.

Therefore management excludes these measures internally to measure the success of the various geographies and does not include stock compensation or severance expense when disclosing segment information. The primary limitation associated with the use of the non-GAAP financial measure compared to the most directly comparable GAAP financial measure is that it may not be comparable to amounts reported by other companies. Management compensates for this limitation by clearly stating both the non-GAAP and the GAAP measures. The company also reiterates that this information should be used in addition to GAAP results, and not in lieu of the GAAP results.

Conference Call

The MapInfo Third Fiscal Quarter Earnings Conference Call will be held at 4:45PM (EDT) on Thursday, July 27, 2006. The conference call will be Webcast live at www.investorcalendar.com or www.mapinfo.com/investors. An audio replay of the call will be available starting at 6:00PM (EDT) on July 27, 2006 through August 3, 2006. To access the recording, domestic callers may dial into 877-519-4471 and international callers into 973-341-3080 (passcode: 7623002). Replays of the Webcast are also available at www.investorcalendar.com for 90 days following the call and at www.mapinfo.com/investors.

About MapInfo

MapInfo is a global company and the leading provider of location intelligence solutions, integrating software, data and services to provide greater value from location-based information and drive more insightful decisions for businesses and government organizations around the world. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, N.Y., MapInfo is on the World Wide Web at www.mapinfo.com.

Of Note

Statements in this press release regarding MapInfo's future financial performance, including statements regarding future revenue and earnings per share, statements regarding the broadening of usage of MapInfo's products in targeted vertical markets, statements regarding the prospects of favorable business conditions, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. MapInfo's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent quarterly report on Form 10-Q under the section "Risk Factors" as well as other documents that may be filed by MapInfo from time to time with the Securities and Exchange Commission. Forward-looking statements can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. MapInfo assumes no obligations to update the information included in this press release.

- tables to follow -
MapInfo Corporation and Subsidiaries Income Statements (in thousands, except per share data) (unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

Net revenues:
Products	$ 32,281	$ 29,852	$ 90,335	$ 84,762
Services	10,750	9,073	32,024	24,359

Total net revenues	43,031	38,925	122,359	109,121

Cost of revenues:
Products	6,210	6,133	16,680	17,328
Services	6,872	5,707	20,747	15,327

Total cost of revenues	13,082	11,840	37,427	32,655

Gross profit	29,949	27,085	84,932	76,466

Operating expenses:
Research and development	6,629	6,051	19,190	17,534
Selling and marketing	14,379	12,670	40,511	35,776
General and administrative	5,148	4,144	15,967	11,951

Total operating expenses	26,156	22,865	75,668	65,261

Operating income	3,793	4,220	9,264	11,205

Interest income	917	528	2,295	1,292
Interest expense	(304)	(300)	(844)	(879)
Other income (expense), net	(248)	(358)	(450)	(1,881)

Interest and other income (expense), net	365	(130)	1,001	(1,468)

Income before income taxes	4,158	4,090	10,265	9,737
Provisions for income taxes	1,314	1,392	3,449	3,419

Net income	$ 2,844	$ 2,698	$ 6,816	$ 6,318

Earnings per share	$ 0.13	$ 0.13	$ 0.31	$ 0.30

Average shares outstanding	21,920	21,270	21,736	21,138

MapInfo Corporation and Subsidiaries Reconciliation of GAAP to NON-GAAP Net Income (in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,

	2006	2005	2006	2005

GAAP Net income	$ 2,844	$ 2,698	$ 6,816	$ 6,318

Stock-based compensation expense under SFAS 123(R)	850	-	2,677	-
EMEA severance cost	316	-	316	-
Income tax benefit	(363)	-	(916)	-

Non-GAAP net income	$ 3,647	$ 2,698	$ 8,893	$ 6,318

GAAP Earnings per share	$ 0.13	$ 0.13	$ 0.31	$ 0.30

Stock-based compensation expense under SFAS 123(R)
effect on earnings per share	0.03	-	0.09	-
EMEA severance cost effect on earnings per share	0.01	-	0.01	-

Non-GAAP Earnings per share	$ 0.17	$ 0.13	$ 0.41	$ 0.30

MapInfo Corporation and Subsidiaries Stock-Based Compensation Expense Included in Net Income (in thousands)

	Three months ended June 30,		Nine months ended June 30,

	2006	2005	2006	2005

Cost of revenues - Products	$ 7	$ -	$ 29	$ -
Cost of revenues - Services	87	-	262	-

Stock-based compensation expense
included in cost of revenues	94	-	291	-

Research and development	131	-	418	-
Selling and marketing	199	-	611	-
General and administrative	426	-	1,356	-

Stock based compensation expense
included in operating expenses	756	-	2,385	-

Total stock-based compensation expense	850	-	2,676	-
Tax benefit	264	-	816	-

Stock-based compensation expense, net of tax	$ 586	$ -	$ 1,860	$ -

MapInfo Corporation and Subsidiaries Balance Sheets (in thousands)

	June 30, 2006	September 30, 2005

ASSETS	(unaudited)
Current Assets:
Cash and investments	$ 86,118	$ 73,816
Receivables - net	35,037	31,831
Inventories	707	548
Other current assets	5,725	5,290

Total current assets	127,587	111,485
Property and equipment - net	24,287	24,850
Product development costs - net	203	454
Deferred income taxes	13,625	14,140
Goodwill - net	50,806	49,661
Other intangible assets - net	9,889	11,633
Investments and other assets	1,540	919

Total assets	$ 227,937	$ 213,142

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$ 795	$ 1,367
Accounts payable and accrued expenses	26,144	26,547
Deferred revenue	21,376	20,543

Total current liabilities	48,315	48,457
Long-term debt	13,789	14,277
Deferred revenue, long-term	344	360
Deferred income taxes, long-term	1,772	2,027
Other long-term liabilities	347	357

Total liabilities	64,567	65,478

Stockholders' Equity:
Common stock	43	41
Paid-in capital	111,439	104,869
Retained earnings	51,888	42,754

Total stockholders' equity	163,370	147,664

Total liabilities and stockholders' equity	$ 227,937	$ 213,142